EXHIBIT H
                       CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                             As of December 31, 1998
                                   (UNAUDITED)

                                                     (millions)

Retained Earnings at Beginning of Year                 $1,751
    Net income
          CSW International Two, Inc.                     117
          Energia International de CSW de SA de CV          1
          Newgulf Power Venture                            (1)
          Non-exempt entities                             325
     Deduct:  Dividends paid                             (370)
                                                     =========
Retained Earnings at December 31, 1998                 $1,823
                                                     =========